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                                                       EXHIBIT 4.7


                               FIRST AMENDMENT TO
                          COMMON STOCK PURCHASE WARRANT


         THIS FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this "Amendment") made and entered into effective as of August 31, 1999, by and between VARI-LITE INTERNATIONAL, INC., a Delaware corporation (the "Company") that is the successor by merger to Vari-Lite International, Inc., a Texas corporation, and THE FIRST NATIONAL BANK OF CHICAGO (the "Holder") as successor to NBD Bank.

                              W I T N E S S E T H:

         WHEREAS, pursuant to the terms of a certain Warrant Agreement dated as of July 31, 1996, by and among Vari-Lite International, Inc., a Texas corporation, the Holder, NBD Bank, SunTrust Bank, Atlanta, and Comerica Bank-Texas (the "Warrant Agreement"), Vari-Lite International, Inc. issued to the Holder a Common Stock Purchase Warrant No. A-1 representing the right of the Holder to purchase 21,458 shares of Class B Common Stock of Vari-Lite International, Inc. (the "Warrant");

         WHEREAS, the Company is the successor by merger to Vari-Lite International, Inc., a Texas corporation and, as a result of such merger transaction, the Warrant represents the right of the Holder to purchase 80,761 shares of the Common Stock of the Company;

         WHEREAS, in consideration of the Holder entering into a certain Amendment No. 5 to Credit Agreement dated as of August 25, 1999, among the Company, the Holder, the other "Lenders" that are parties thereto, SunTrust Bank, Atlanta, as Agent and Collateral Agent, and Brown Brothers Harriman & Co., as Co-Agent, the Company has agreed to reduce the "Exercise Price" as provided in the Warrant;

         NOW, THEREFORE, for and in consideration of the premises, and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINED TERMS. Except as otherwise expressly provided herein, capitalized terms used in this Amendment that are defined in the Warrant are used herein with the respective meanings assigned to such capitalized terms in the Warrant.

2. AMENDMENT TO SECTION 1. Section 1 of the Warrant is hereby amended by deleting the defined term "Exercise Price" and the accompanying definition for such term in their entirety and substituting the following defined term and accompanying definition in lieu thereof:

                  "Exercise Price" shall mean an amount, per share, equal to $3.75; PROVIDED, HOWEVER, that the Exercise Price shall be subject to adjustment as set forth in Section 4 hereof.

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3. AMENDMENT TO SECTION 3. Section 3 of the Warrant is hereby amended by deleting the fourth sentence of said Section 3 in its entirety and substituting in lieu thereof the following sentence:

         An assigning Holder shall give prompt written notice to SunTrust Bank, Atlanta of the consummation of any such assignment (with it being understood that this sentence shall be of no force and effect if SunTrust Bank, Atlanta is no longer a Holder or an "Agent" for the lenders under the primary bank credit facility of the Company and/or its subsidiaries).

4. RATIFICATION OF WARRANT. Except as expressly amended hereby, all terms, covenants and conditions of the Warrant shall remain in full force and effect, and the parties hereto do expressly ratify and confirm the Warrant as amended herein.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company, without limiting the representations and warranties provided in the Warrant and the Warrant Agreement, represents and warrants to the Holder as follows:

                  (a) The execution, delivery and performance by the Company of this Amendment are within the Company's corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action) and do not and will not (i) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the certificate of incorporation or bylaws of the Company, or any indenture, agreement or other instrument to which the Company is a party or by which the Company or any of its properties is bound, or (ii) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

                  (b) This Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

6. BINDING NATURE. This Amendment shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. ENTIRE UNDERSTANDING. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

9. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers effective as of the date first above written.

                               VARI-LITE INTERNATIONAL, INC.



                               By:
                                  -----------------------------------------
                                        Name:
                                        Title:


                               Attest:
                                      -------------------------------------
                                        Name:
                                        Title:

                                                 [CORPORATE SEAL]


                               THE FIRST NATIONAL BANK OF CHICAGO



                               By:
                                  -----------------------------------------
                                        Name:
                                        Title:


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